Exhibit 99.2

EAST Calls Common Stock Purchase Warrants (“EASTW”)

For Immediate Release

Contact:	Robert Blum, Joe Diaz, or Joe Dorame Lytham Partners, LLC 602-889-9700 east@lythampartners.com www.lythampartners.com	Steven Shum Chief Financial Officer Eastside Distilling, Inc. 971-888-4264 www.eastsidedistilling.com

PORTLAND, Oregon - August 3, 2018 Eastside Distilling (NASDAQ: EAST, EASTW) today announced the call for redemption of the warrants to purchase shares of common stock, which were sold in its public unit offering in August 2017 and the warrants sold in the note offering between March and June 2018 (collectively, the “Common Stock Purchase Warrants”). Registered holders of the Common Stock Purchase Warrants will have until September 4, 2018 to exercise each Common Stock Purchase Warrant for one share of common stock at a price of $5.40 per share. The Common Stock Purchase Warrants will cease to be traded on the NASDAQ Capital Market at the close of the market on September 10, 2018.

Any Common Stock Purchase Warrants not exercised by the registered holders by September 10, 2018 will automatically expire at 5:00 p.m. Pacific time on the last day of the call exercise period, and Eastside Distilling, Inc. will remit to the registered holders of such expired Common Stock Purchase Warrants the sum of $0.15 per Common Stock Purchase Warrant, upon surrender of the warrant certificate representing such expired Common Stock Purchase Warrants. After expiration of the call period, registered holders of expired Common Stock Purchase Warrants will have no rights or privileges with respect to such Common Stock Purchase Warrants, other than to receive the redemption amount. The common stock underlying the Common Stock Purchase Warrants is registered pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

The Company has engaged Roth Capital Partners LLC (“Roth”) to act as its financial advisor on an exclusive basis, effective August 10, 2018 and extending to the completion of the Warrant Call on September 10, 2018 (unless extended). The Company will pay Roth a financial advisory fee of 4% of gross proceeds received by the Company from the exercise of Common Stock Purchase Warrants (including any amount received from exercise of the underwriter’s compensation warrants previously issued to Roth), provided that, in no event shall Roth’s Advisory Fee be less than $200,000.

The Common Stock Purchase Warrants are eligible to be called for redemption by Eastside Distilling, Inc. because during each day in the five consecutive trading day period commencing on June 20, 2018 and ending on June 26, 2018, the closing sale price of the common stock exceeded $7.65 per share. The Common Stock Purchase Warrants are currently exercisable for an aggregate of 1,509,162 shares of common stock. If all such currently outstanding warrants are exercised within the call exercise period, then the Company will issue an aggregate of 1,509,162 shares of common stock at $5.40 per share and receive gross exercise proceeds of approximately $8,149,475. On the other hand, if all such Common Stock Purchase Warrants are redeemed by the Eastside Distilling, Inc. pursuant to the notice of redemption, then the Company will pay to the registered holders of such Common Stock Purchase Warrants an aggregate of approximately $226,374.

The common stock that was also issued in Eastside Distilling, Inc.’s public unit offering will remain trading on the NASDAQ Capital Market under the trading symbol “EAST.”

If you are a beneficial holder of the Common Stock Purchase Warrants subject to the notice of redemption (i.e., your Common Stock Purchase Warrants are held in a brokerage firm), you are advised to contact your broker, Lytham Partners, LLC (Eastside Distilling, Inc.’s investor relations firm) at 602-889-9700, or the Company’s Chief Financial Officer, Steven Shum at 971-888-4264.

This release is neither an offer to sell nor a solicitation of an offer to buy any securities of Eastside Distilling, Inc.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon since 2008. The company is distinguished by its highly decorated product lineup that includes Burnside Bourbon, West End American Whiskey, Goose Hollow Reserve, Below Deck Rums, Portland Potato Vodka, Hue-Hue Coffee Rum and a distinctive line of fruit infused spirits. Eastside Distilling is majority owner of Big Bottom Distilling (makers of The Ninety One Gin, Navy Strength Gin and Delta Rye whiskey) and the Redneck Riviera Whiskey Co. All Eastside, Big Bottom and Redneck Riviera spirits are crafted from natural ingredients for quality and taste. Eastside’s MotherLode Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The Company assumes no obligation to update the cautionary information in this release.

* * *